                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

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                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                       The Meridian Resource Corporation
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Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid
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the Form or Schedule and the date of its filing.

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


                       THE MERIDIAN RESOURCE CORPORATION
                      15995 N. BARKERS LANDING, SUITE 300
                              HOUSTON, TEXAS 77079

                 NOTICE OF 1999 ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF THE MERIDIAN RESOURCE CORPORATION:

         The 1999 Annual Meeting of Shareholders of The Meridian Resource Corporation (the "Company") will be held on June 7, 1999, at 10:00 a.m., Houston time, at The West Lake Club, 510 West Lake Park Boulevard, Houston, Texas, for the following purposes:

                  1. To elect two persons to serve as Class III Directors on the Company's Board of Directors, to hold office until the 2002 Annual Meeting of Shareholders or until such person's successor shall be duly elected and qualified;

                  2. To approve an amendment to the Company's 1997 Long-Term Incentive Plan to adjust the anti-dilution provisions of such plan;

                  3. To approve an amendment to the Company's Director Stock Option Plan to increase the number of shares available for grant under such plan; and

                  4. To transact such other business as may properly come before the Meeting.

         The Board of Directors has fixed the close of business on April 13, 1999, as the record date to determine those shareholders who are entitled to notice of and to vote either in person or by proxy at the 1999 Annual Meeting of Shareholders and any adjournment thereof.

         All shareholders are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY AS SOON AS POSSIBLE.

         Each shareholder of the Company has previously received a copy of the Company's 1998 Annual Report to Shareholders (the "Annual Report") or is receiving a copy of the Annual Report with this Proxy Statement. If a shareholder did not receive a copy of the Annual Report, such shareholder should contact P. Richard Gessinger at the Company at (281) 558-8080 and the Company will send a copy of the Annual Report to such shareholder free of charge.

                                       By Order of the Board of Directors






                                       Joseph A. Reeves, Jr.
                                       Chairman of the Board and
                                        Chief Executive Officer

May 7, 1999

                       THE MERIDIAN RESOURCE CORPORATION
                      15995 N. BARKERS LANDING, SUITE 300
                              HOUSTON, TEXAS 77079
                                 (287) 558-8080

                               ------------------

                                PROXY STATEMENT

                               ------------------


                              GENERAL INFORMATION

         This Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by order of the Board of Directors of The Meridian Resource Corporation (the "Company") to be voted at the 1999 Annual Meeting of Shareholders (the "Meeting"), which will be held at the time and place and for the purposes set forth in the accompanying notice. Such notice, this Proxy Statement and the form of Proxy are being mailed to shareholders on or about May 7, 1999.

         The Company will bear the costs of soliciting proxies in the accompanying form. In addition to the solicitation made hereby, proxies also may be solicited by telephone, telegram or personal interview by officers and regular employees of the Company. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock.

         All duly executed proxies received prior to the Meeting will be voted in accordance with the choices specified thereon, unless revoked in the manner provided hereinafter. As to any matter for which no choice has been specified in a proxy, the shares represented thereby will be voted by the persons named in the proxy (i) "for" the election as director of the nominees listed herein,
(ii) "for" the approval of the amendment to the Company's 1997 Long-Term Incentive Plan (the "1997 Plan"), (iii) "for" the approval of the amendment to the Company's Director Stock Option Plan (the "Director Plan"), and (iv) in the discretion of such persons, in connection with any other business that may properly come before the Meeting. Shareholders may revoke their proxy at any time prior to the exercise thereof by written notice to the Secretary of the Company at the above address of the Company or by the execution and delivery of a later dated proxy, or by attendance at the Meeting and voting their shares in person.

         As of the close of business on April 13, 1999 (the "Record Date"), the record date for determining shareholders entitled to vote at the Meeting, the Company had outstanding and entitled to vote 45,770,523 shares of Common Stock, $.01 par value ("Common Stock"), entitled to one vote per share, and 3,982,906 shares of Preferred Stock, $1.00 par value ("Preferred Stock" and together with the Common Stock, "Voting Stock"), entitled to one vote per share. The outstanding shares of Common Stock and Preferred Stock are the only shares of capital stock of the Company entitled to vote.

         The holders of a majority of the outstanding shares of Voting Stock as of the record date, whether represented in person or by proxy, will constitute a quorum for the transaction of business at the Meeting as to any matter for which the Common Stock is entitled to vote. The holders of a majority of the shares of Preferred Stock as of the Record Date, whether represented in person or proxy, will constitute a quorum for the transaction of business at the Meeting on matters for which the Preferred Stock is entitled to vote as a single class, including the election of a Preferred Director at the Meeting. The Certificate of Designation for the Preferred Stock (the "Certificate of Designation") provides that the Preferred Stock is entitled to vote with the

Common Stock on all matters for which a vote of the holders of Common Stock is taken, including the matters to be voted on at the Meeting. The Certificate of Designation further provides that the Preferred Stock is entitled to elect that number of directors (each a "Preferred Director") that equals the product (rounded downward to the nearest whole number, but in no event less than one) of the total number of directors following such election multiplied by 20%, and also provides that the Preferred Stock is entitled to a class vote on (i) the authorization, creation or issuance, or any increase in the authorized shares of an class of capital stock that is senior to or on parity with the Preferred Stock and (ii) the amendment, modification, alteration or repeal of any of the provisions of the Certificate of Designation.

         As of the record date, Shell Louisiana Onshore Properties Inc. ("SLOPI"), a subsidiary of Shell Oil Company, owned 12,082,030 shares of Common Stock and all of the outstanding Preferred Stock (collectively, the "Shell Shares"), which represented 35.1% of the outstanding Voting Stock as of the record date. See "Certain Relationships and Related Transactions-Shell Transaction-Stock Rights and Restrictions-Voting
Rights" beginning on page 25 of this Proxy Statement.

                                  PROPOSAL ONE
                        ELECTION OF CLASS III DIRECTORS

         Two directors will be elected by the holders of the Common Stock and Preferred Stock at the Meeting to serve as the Class III Directors of the Company's Board of Directors until the 2002 Annual Meeting of Shareholders or until such person's successor shall be duly elected. The Board of Directors recommends the election of Joseph A. Reeves, Jr. and Michael J. Mayell as the Class III Directors. Messrs. Reeves and Mayell are each currently directors of the Company. Unless contrary instructions are set forth in the proxies, it is intended that the persons executing a proxy will vote all shares represented by such proxy for the election as director of each of Messrs. Reeves or Mayell. Should any of Messrs. Reeves and Mayell become unable or unwilling to accept nomination or election, it is intended that the person acting under the proxy will vote for the election of such other person as the Board of Directors of the Company may recommend. Management has no reason to believe that either Mr. Reeves or Mr. Mayell will be unable or unwilling to serve if elected.

         There are currently two Class III directorships up for election. With respect to this Proposal One, proxies cannot be voted for other than such directorships. A nominee for director receiving a plurality of votes cast at the Meeting and entitled to be cast for such nominee will be elected as director. Abstentions and broker non-votes will not be treated as a vote for or against a particular director and will not affect the outcome of the election of directors.

DIRECTORS

         The Company's Bylaws provide that the Board of Directors (other than the Preferred Directors) shall be classified into three classes: Class I, Class II and Class III Directors. In addition, pursuant to the terms and conditions of the Certificate of Designation, the holders of the Preferred Stock are entitled to elect that number of Preferred Directors that equals the product (rounded downward to the nearest whole number, but in no event less than one) of the total number of directors of the Company following such election multiplied by 20%. As the holder of all of the issued and outstanding Preferred Stock on the Record Date and pursuant to the terms of the Certificate of Designation, SLOPI currently is entitled to elect one Preferred Director to the Company's Board of Directors.

         Set forth below is certain information concerning the current directors of the Company, including the nominees for election as Class III Director, with each person's business experience for at least the past five years.

                                                        PRESENT
                                                       POSITIONS                                        EXPIRATION
                                                       WITH THE                   DIRECTOR              OF PRESENT
              NAME                   AGE                COMPANY                    SINCE                   TERM
              ----                   ---                -------                    -----                   ----

      Joseph A. Reeves, Jr.           52          Class III Director,               1990                   1999
                                                 Chairman of the Board
                                                  and Chief Executive
                                                        Officer

        Michael J. Mayell             52        Class III Director and              1990                   1999
                                                       President

          James T. Bond               74           Class I Director                 1997                   2000

           E. L. Henry                63           Class II Director                1998                   2001

          Joe E. Kares                55           Class II Director                1990                   2001

       Gary A. Messersmith            50           Class II Director                1997                   2001

         Jack A. Prizzi               64           Class I Director                 1993                   2000

          Paul D. Ching               48          Preferred Director                1999                   1999

----------------------------------

         Joseph A. Reeves, Jr. is Chairman of the Board and Chief Executive Officer of the Company. Before assuming his positions with the Company, Mr. Reeves held similar positions with the Company's predecessor, Texas Meridian Resources, Ltd. ("TMR") from 1988 until 1990.

         Michael J. Mayell is President of the Company. Before assuming such position with the Company, Mr. Mayell held a similar position with TMR from 1988 to 1990.

         James T. Bond is General Manager of H.L. Hawkins, Jr. Oil and Gas located in Houston and New Orleans, Louisiana. He has been associated with such company for fifty years.

         E. L. "Bubba" Henry has been a partner in the law firm of Adams and Reese L.L.P. since 1987.

         Joe E. Kares has been a partner with the public accounting firm of Kares & Cihlar in Houston, Texas since 1980.

         Gary A. Messersmith has been a partner with the law firm of Fouts & Moore, L.L.P., in Houston, Texas since 1982.

         Jack A. Prizzi has served as Managing Director of Jack A. Prizzi and Co., an investment and financial advisory firm in New York, New York since December 1988.

         Paul D. Ching is President and General Manager of Shell Continental Companies and has been employed by Shell Oil Company or its affiliates for the past 25 years.

 MEETINGS AND COMMITTEES OF THE BOARD

      The Board of Directors held five meetings during the fiscal year ended December 31, 1998. In 1998, each director attended at least 75% of the total combined number of meetings held by the Board and by the committees on which each director served.

      The Board of Directors has an Executive Committee, an Audit Committee, an Executive Compensation Committee, a Directors' Stock Plan Administration Committee and an Employee Compensation Committee.
The Company does not have a nominating or other similar committee.

      The Executive Committee is currently comprised of Messrs. Reeves and Mayell and is responsible for assisting with the general management of the business and affairs of the Company during intervals between meetings of the Board of Directors. No meetings of the Executive Committee were held in 1998.

      The Audit Committee is currently comprised of Messrs. Kares, Bond and Ching and is charged with the duties of recommending the appointment of the independent certified public accountants, reviewing their fees, insuring that proper guidelines are established for the dissemination of financial information, meeting periodically with the independent auditors, the Board of Directors and certain officers of the Company and its subsidiaries to ensure the adequacy of internal controls and reporting, reviewing consolidated financial statements and performing any other duties or functions deemed appropriate by the Board of Directors. All members of the Audit Committee are non-employee directors. One Audit Committee meeting was held in 1998. Pursuant to the terms and conditions of the Certificate of Designation, at least one Preferred Director shall be a member of the Audit Committee.

      The Executive Compensation Committee (the "Executive Compensation Committee") is currently comprised of Messrs. Kares, Messersmith and Prizzi, all of whom are non-employee directors of the Company. The Executive Compensation Committee is generally responsible for determining the cash compensation to be paid to each of Messrs. Reeves and Mayell; however, during 1998, compensation decisions with respect to Messrs. Reeves and Mayell were made by the full Board of Directors, with Messrs. Reeves and Mayell abstaining. No Executive Compensation Committee meetings was were held in 1998.

      The Directors' Stock Plan Administration Committee is currently comprised of Messrs. Reeves and Mayell and is responsible for administering the Director Plan. No Directors' Stock Plan Administration Committee meetings were held in 1998.

      The Employee Compensation Committee is comprised of Messrs. Reeves and Mayell. The Employee Compensation Committee sets the salaries of all employees, including the elected officers and other senior executives, other than their own salaries (which are set by the Executive Compensation Committee or the full Board of Directors), and grants bonuses to such elected officers and other senior executives. No Employee Compensation Committee meetings were held in 1998.

COMPENSATION OF DIRECTORS

      Non-employee directors of the Company receive an annual retainer, payable in quarterly installments, of $20,000. Non-employee directors also are reimbursed for expenses incurred in attending Board of Directors and committee meetings, including those for travel, food and lodging. Directors and members of committees of the Board of Directors who are employees of the Company or its affiliates are not compensated for their Board of Directors and committee activities.

      Pursuant to the Director Plan, options to purchase up to 270,000 shares of Common Stock may be granted. Under the Director Plan, each non-employee director is granted, on the date of his appointment, election, reappointment or re-election as a member of the Board of Directors, an option ("Director Option") for 15,000 shares of Common Stock at an exercise price equal to the fair market value of a share of Common Stock on the date of grant. The duration of each Director Option is five years from the date of grant, and each Director Option may be exercised in whole or in part at any time after the date of grant; provided, however, that the option vests with respect to 25% of the shares of Common Stock covered by such Director Option one year after the date of grant, with respect to an additional 25% of such shares of Common Stock two years after the date of grant, and with respect to all remaining shares of Common Stock three years after the date of grant. There are currently outstanding options to acquire 225,000 shares under the Director Stock Option Plan with a weighted average exercise price of $9.13 per share. There are currently only 45,000 additional shares available for grant under the Director Plan.

      Mr. Messersmith also receives a retainer of $8,330 per month for legal services he renders on behalf of the Company and also participates in the Company's well bonus plans pursuant to which he was paid $22,600 during 1998.

                                  PROPOSAL TWO
                           AMENDMENT TO THE 1997 PLAN

GENERAL

      At the Meeting, the shareholders of the Company will be asked to vote on a proposal to approve an amendment to the 1997 Plan that amends certain anti-dilution provisions of the 1997 Plan. Approval of such amendment requires the affirmative vote of the holders of a majority of the shares of Common Stock that are present in person or by proxy and entitled to vote at the Meeting.

      The 1997 Plan was originally approved by the Company's Board of Directors and shareholders in 1997. The 1997 Plan is intended to advance the best interests of the Company, its subsidiaries and its shareholders by attracting, retaining and motivating key employees. The 1997 Plan provides for the grant of stock options, stock appreciation rights issued independent of or in tandem with such options, restricted stock awards and performance awards to certain key employees of the Company and its subsidiaries, thereby increasing the personal stake of such key employees in the continued success and growth of the Company.

DESCRIPTION AND REASONS FOR THE 1997 PLAN AMENDMENT

      The terms of the 1997 Plan were designed by the Board of Directors with the intent of providing for the grant of stock-based compensation to the Company's employees totaling 10% of the Company's outstanding capital stock. Initially, the aggregate number of shares of Common Stock that were authorized for issuance under the 1997 Plan was 720,000. In order to provide that the number of shares authorized for issuance under the 1997 Plan and the Company's 1995 Long-Term Incentive Plan (the "1995 Plan") approximated 10% of the outstanding capital stock of the Company, the 1997 Plan included the following anti-dilution feature:

             "As of January 1 of each year the [1997] Plan is in effect, if the total number of shares of Common Stock issued and outstanding, not including any shares issued under the [1997] Plan or the 1995 Plan, exceeds the total number of shares of Common Stock issued and outstanding as of January 1 of the preceding year (or, for 1998, as of the commencement of the [1997] Plan), the number of shares that may be issued under the [1997] Plan shall be increased by an amount such that the total number of shares of Common Stock available for issuance under the [1997] Plan and the 1995 Plan equals 10% of the total number of shares of Common Stock outstanding, not including any shares issued under the [1997] Plan and the 1995 Plan."

      During 1998, in connection with the Company's acquisition of substantially all of Shell Oil Company's and its affiliates' ("Shell") south Louisiana oil and gas property interests, the Company issued to Shell 12,082,030 shares of Common Stock and shares of Preferred Stock that are convertible into an aggregate of 12,837,428 shares of Common Stock. As a result of this transaction, the number of shares available for issuance under the 1997 Plan adjusted upward by approximately 1,200,000 shares to reflect the new issuance of Common Stock to Shell, but did not adjust for the issuance of the Preferred Stock to Shell. Rather, in such instance, the technical terms of the 1997 Plan adjusts the number of shares authorized for issuance under the 1997 Plan only if, and when, the Preferred Stock issued to Shell actually is converted into shares of Common Stock. Although the terms of the 1997 Plan do not currently provide for adjustment in connection with the issuance of the Preferred Stock, the Board of Directors believes that its intent when adopting the 1997 Plan was for transactions, such as the issuance of the Preferred Stock, with significant equity features to be covered by the anti-dilution features contained in the 1997 Plan. Therefore, the following amendment and restatement to the aforementioned provisions of the 1997 Plan has been approved by the Board of Directors:

            "As of January 1 of each year the [1997] Plan is in effect, if the total number of shares of Common Stock issued and outstanding, not including any shares issued under the [1997] Plan or the 1995 Plan, exceeds the total number of shares of Common Stock issued and outstanding as of January 1 of the preceding year (or, for 1998, as of the commencement of the Plan), the number of shares that may be issued under the [1997] Plan shall be increased (in the event there is an increase in the number of shares of Common Stock outstanding) by an amount such that the total number of shares of Common Stock available for issuance under the [1997] Plan and the 1995 Plan equals 10% of the total number of shares of Common Stock outstanding, not including any shares issued under the [1997] Plan and the 1995 Plan. For purposes of the preceding sentence, shares of Common Stock that may be issued upon conversion of issued and outstanding preferred stock, $1.00 par value, of the Company shall be considered issued and outstanding."


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE 1997 PLAN.

      Approval of the amendment to the 1997 Plan requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote on the proposal and present in person or by proxy at the Meeting. If not otherwise provided, proxies will be voted "FOR" approval of the amendments to the 1997 Plan. Abstentions will be counted as shares entitled to vote on the proposal, but will not be treated as either a vote for or against the proposal. Therefore, an abstention will have the same effect as a vote against the proposal. A broker non-vote will not be treated as a share entitled to vote on the proposal and will not be considered as a vote for or against the proposal. Therefore, a broker non-vote will have no effect on the outcome of the proposal.

                                 PROPOSAL THREE
                         AMENDMENT TO THE DIRECTOR PLAN

GENERAL

      At the Meeting, the shareholders of the Company will be asked to vote on a proposal to approve an amendment to the Director Plan that increases the number of shares available for grant under the Director Plan. Approval of such amendment requires the affirmative vote of the holders of a majority of the shares of Common Stock that are present in person or by proxy and entitled to vote at the Meeting.

      The Director Plan was originally approved by the Company's Board of Directors and the Company's shareholders in order to further align non-employee directors personal interest in the Company with those of the Company's shareholders and provide performance-based incentive to such directors. The Director Plan provides that non-employee directors of the Company are granted options to purchase 15,000 shares of the Company's Common Stock upon their initial appointment to the Company's Board of Directors and upon their re-election to the Board of Directors of the Company. Options granted under the Director Plan have exercise prices equal to the fair market value of the Common Stock on the date of grant and vest over a three year period. Due to the Company's Board being divided into classes, non-employee directors typically are granted such options every three years.

DESCRIPTION AND REASONS FOR THE DIRECTOR PLAN AMENDMENT

      Since the original adoption of the Director Plan, the Company has added four directors that qualify for participation in the Director Plan. Due to the increase in the number of non-employee directors of the Company and the ongoing grants pursuant to the Director Plan, there are currently only 45,000 shares of Common Stock available for grant under the Director Plan. The Board of Directors has determined that, in order to continue to provide an adequate level of performance-based incentive to the Company's non-employee directors and to continue to align their interests with those of the Company's shareholders, it is in the best interest of the Company to increase the number of shares available for options under the Director Plan by 300,000 so that the total number of shares of Common Stock authorized for issuance under the Director Plan is 570,000. Therefore, the following amendment and restatement to
Section 3.1 of the Director Plan has been approved by the Board of Directors:

            "The Company shall automatically grant to each Director on the date of such Director's appointment, election, reappointment, or reelection as a member of the Board, a Stock Option for fifteen thousand (15,000) shares of Common Stock. The total number of shares of Common Stock that are authorized for issuance under this Plan is 570,000."


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE DIRECTOR
PLAN.

      Approval of the amendment to the Director Plan requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote on the proposal and present in person or by proxy at the Meeting. If not otherwise provided, proxies will be voted "FOR" approval of the amendments to the Director Plan. Abstentions will be counted as shares entitled to vote on the proposal, but will not be treated as either a vote for or against the proposal. Therefore, an abstention will have the same effect as a vote against the proposal. A broker non-vote will not be treated as a share entitled to vote on the proposal and will not be considered as a vote for or against the proposal. Therefore, a broker non-vote will have no effect on the outcome of the proposal.

                        REPORT ON EXECUTIVE COMPENSATION

GENERAL POLICY

      The Company's executive compensation program is designed to attract, motivate and retain talented management personnel and to reward management for successfully performing their duties and improving shareholder value. Compensation and incentives are provided through the combination of cash salaries and bonuses, stock option and other stock-based awards, and grants of net profit interests in the Company's drilling prospects. The Company's overall compensation package is intended to provide the Company's executive officers with above average compensation for above average results and performance, with an emphasis on compensation that rewards the executive for actions that have demonstrably benefitted the long-term interests of the Company. Decisions with respect to compensation for any particular executive officer or employee are based on a number of subjective factors, including the individual's performance and contribution to the future growth of the Company, the financial and operational results of the Company and industry and market conditions and the need to insure the continued employment of individuals that the Board believes are key to the long-term prospects of the Company.

      Decisions with respect to the cash compensation of the Company's executive officers were made in a bifurcated manner during 1988. The Employee Compensation Committee of the Board of Directors, which is comprised of Messrs. Reeves and Mayell set the salaries of all employees (except for themselves), including elected officers and other senior executives, and granted cash bonuses to such elected officers and other senior executives. Cash compensation decisions with respect to Messrs. Reeves and Mayell were made by the Board of Directors, with Messrs. Reeves and Mayell abstaining. Decisions with respect to the granting of stock-based awards and the payment of other non-cash compensation for all of the Company's executive officers, including Messrs. Reeves and Mayell, were made by the full Board of Directors, with each of Messrs. Reeves and Mayell abstaining with respect to matters pertaining to him.

      The components of the Company's executive compensation program are more specifically summarized below.

      Base Salary.

      The base salaries of the Company's employees are determined based on their positions with the Company, their talents and experience and competitive market factors, including the desire by the Company to attract and retain executives with expertise and proven success in 3-D seismic exploration. Generally, base salaries are received in cash, however, the Company adopted a deferred compensation program in 1996 that allows the Company's Chief Executive Officer, President and other officers to receive payment of their salaries in deferred stock rights in lieu of cash compensation. The purpose of this deferred compensation program is to preserve company liquidity and further align the executive officers' interests with those of the Company's shareholders. Stock cannot be issued under such deferred compensation arrangements until the death, retirement or termination of the executive officer, and until such issuance, the value of such stock rights are subject to the general credit of the Company and changes in market value for the Company's Common Stock.

      In reviewing the base salaries of the Company's executive officers, the Company considers data from published reports regarding compensation of executive officers from a cross section of other energy companies, which may or may not include companies represented in the peer group used in completing the Company's performance graph. These reports are used as a check on the general competitiveness of the Company's salaries and not as a means to mathematically establish salaries within specified percentiles of salary ranges.

      Bonus Compensation.

      Bonus compensation is provided to the Company's executive officers and other employees from time to time based on the financial results of the Company and various subjective factors, including the executive's or employee's contribution to the Company's success in finding reserves and acquiring prospects, identifying and obtaining sources of capital for the Company and increasing shareholder value. Bonuses awarded and paid during 1998 to the Company's employees were primarily based on such employees contributions to the completion of key elements of the Company's growth strategy, including their roles in 1998 in successfully integrating operations acquired in the Company's acquisition of Cairn Energy USA, Inc. and the evaluation and completion in 1998 of the Company's acquisition of substantially all of Shell's south Louisiana oil and gas property interests.

      Net Profit Interests.

      The Company believes that the granting of participation interests in the Company's prospects to its employees promotes in them a proprietary interest in the Company's exploration efforts that benefits the Company and its shareholders. To achieve this objective, the Company grants an interest (either in the form of a bonus or real property right, depending on the level of the employee) in the net profits received from all wells drilled to all of its employees, including its executive officers. Each employee's level of participation in these well bonus plans is based on various factors, including the employee's tenure, salary level, job classification and contribution to the Company's long-term prospects.

      Long-Term Incentive Compensation.

      The Board of Directors believes that long-term incentive compensation is an important component of the Company's compensation program and that the value of long-term incentive compensation should be directly related to increases in shareholder value. Thus, as part of total compensation, the Company provides long-term incentive compensation to its executive officers through stock options under the Company's stock option plans.

      Under the Company's existing stock option plans (collectively, the "Incentive Plans"), the Board of Directors has the authority to grant to the Company's executive officers and key employees options to purchase shares of Common Stock for terms of up to ten years, with vesting conditions established by the Board of Directors, and other forms of stock-based compensation including restricted stock. Awards under the Incentive Plans are intended to provide incentives to the participants to increase shareholder value by providing benefits that are directly related to the market value of the Common Stock. The Board of Directors believes that stock-based compensation provides a desirable form of incentive to the Company's executive officers in that stock-based compensation received by an executive officer generally will be of no value to the officer unless the value of the Common Stock increases.

      If a stock option or other stock-based award is granted to an executive officer, the number of shares of Common Stock subject to the granted option or award will be based on, among other things, the level of responsibility of the executive officer and the anticipated contribution of the officer to the future growth of the Company. The Board of Directors also considers the amount and terms of the options and other stock-based benefits held by the executive officers.

DISCUSSION OF COMPENSATION OF THE CHIEF EXECUTIVE OFFICER AND PRESIDENT

      During 1998, the Board of Directors (other than Messrs. Reeves and Mayell) performed an overall review and evaluation of the compensation levels of each of Messrs. Reeves and Mayell. The need for such review by the full Board of Directors was based upon the significant changes in the breadth and scope of the Company's operations that resulted from the Company's recent exploration and development activities and other endeavors, including the Company's recent acquisition of substantially all of Shell's south Louisiana oil and gas property interests and the Company's efforts in developing these properties and other properties acquired by the Company. As a part of this process, the Board of Directors engaged Arthur Anderson & Company ("Arthur Andersen") to review the compensation structure for each of Messrs. Reeves and Mayell and other employees of the Company and provide to the Board of Directors executive compensation data for other independent oil and gas companies (which included a cross-section of energy companies plus some of the companies in the Company's Peer Group utilized in creating the stock performance graph contained on page 20 of this Proxy Statement) that the Board of Directors could utilize for comparative purposes. Based in part upon the Board of Directors assessment of the data provided by Arthur Andersen, as well as other subjective factors, including the need to insure the continued employment of Messrs. Reeves and Mayell and the Board of Director's assessment of Messrs. Reeves' and Mayell's roles in strategically positioning the Company for future growth, in particular, the fact that their efforts were instrumental in the successful integration of the operations acquired in the Cairn acquisition and in the identification, negotiation and successful completion of the Company's acquisition of substantially all of Shell's south Louisiana properties, the Board of Directors granted to each of Messrs. Reeves and Mayell options to purchase 1,500,000 shares of Common Stock, which vest over three years, and approved cash bonus payments of $300,000 per year that are tied to the continued employment of the executive officer with the Company. No increases were made to Messrs. Reeves' or Mayell's annual salaries during 1998, except for cost of living increases. The bonus payments would be paid on January 1 of each of 1999, 2000, and 2001 so long as the executive officer is employed by the Company on such date. The Board of Directors believes that the granting of these stock options and the approval of these bonus payments further aligns Messrs. Reeves and Mayell's interests with those of the Company and further insures their continued employment with the Company for at least the next three years and rewards them for their efforts that were instrumental to the future prospects of the Company.

RECENT TAX LEGISLATION

      Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended, currently imposes a $1 million limitation on the deductibility of certain compensation paid to the Company's five highest paid executive officers. Excluded from the limitation is compensation that is "performance based". Excluded compensation must meet certain criteria, including being based upon predetermined objective standards approved by the Company's shareholders. Awards under the Incentive Plans as well as bonus and salary compensation awarded to the Company's executive officers do not currently satisfy the requirements of Section 162(m); however, since the Company currently does not expect to be paying federal income taxes in the near future, the Board of Directors and Executive Compensation Committee do not believe that such non-deductibility will have a material effect on the Company. The Board of Directors intend to take into account the potential application of Section 162(m) with respect to incentive compensation awards and other compensation decisions made by them in the future.

         Joseph A. Reeves, Jr.                  Michael J. Mayell
         James T. Bond                          E. L. Henry
         Joe E. Kares                           Gary A. Messersmith
         Jack A. Prizzi                         Paul D. Ching*

      * Mr. Ching was not a member of the Board of Directors during 1998.


                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

      As discussed above, certain components of the compensation of the executive officers of the Company, other than Messrs. Reeves and Mayell, are determined by the Employee Compensation Committee of the Board of Directors of the Company, which is comprised of Messrs. Reeves and Mayell. Stock-based and other non-cash compensation decisions with respect to the Company's executive officers are made by the full Board of Directors, with each of Messrs. Reeves and Mayell abstaining with respect to matters pertaining to him. For a discussion of certain transactions between the Company and members of the Board of Directors, see "Certain Relationships and Related Transactions" beginning on page 23 of this Proxy Statement. In addition, cash compensation decisions during 1998 with respect to Messrs. Reeves and Mayell were made by the full Board of Directors, with each of Messrs. Reeves and Mayell abstaining.


                                  COMPENSATION

EXECUTIVE COMPENSATION

      The following table contains compensation data for the four highest paid executive officers serving at the end of 1998 whose 1998 salary and annual bonus compensation exceeded $100,000, and one other individual who would otherwise have been included in this table but for the fact that such individual was not serving as executive officers of the Company at the end of 1998 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


                                                    Annual Compensation
                                    -------------------------------------------------
                                                                           Other
       Name and                                                           Annual
  Principal Position       Year     Salary($)(1)  Bonus($)(1)(2)    Compensation($)(3)
  ------------------       ----     ------------  --------------    ------------------

Joseph A. Reeves, Jr.      1998         $32,488        $526,010              $105,423
  CEO                      1997          37,454         344,920                48,300
                           1996         202,973         373,244                    --

Michael J. Mayell          1998          32,488         526,010               105,423
  President                1997          37,454         344,920                48,300
                           1996         202,973         373,244                    --

P. Richard Gessinger       1998         200,000           7,500                    --
Executive Vice             1997          16,667           8,333                    --
President and Chief
Financial Officer (5)

Lloyd V. DeLano            1998         149,350          25,000                22,602
Vice President and         1997         127,950          12,083                    --
Chief Accounting           1996         112,794          10,000                    --
Officer

Kevin McMichael            1998         186,410              --                25,279
Former Executive           1997          28,846           8,333                    --
Vice President (7)


                                     Long-Term
                                    Compensation
                             ----------------------------
                             Restricted        Securities
       Name and                 Stock          Underlying             All Other
  Principal Position         Award($)(1)       Options(#)        Compensation($)(4)
  ------------------         -----------       ----------        ------------------

Joseph A. Reeves, Jr.         $748,800          1,500,000               $7,500
  CEO                          800,000             50,000                9,575
                               455,004             50,000                6,953

Michael J. Mayell              748,800          1,500,000                7,500
  President                    800,000             50,000                9,575
                               455,004             50,000                6,953

P. Richard Gessinger                                4,000                7,500
Executive Vice                  58,379(6)          25,000                   --
President and Chief                 --
Financial Officer (5)

Lloyd V. DeLano                     --             25,000                7,646
Vice President and                  --              7,500                8,677
Chief Accounting                    --              5,000                6,123
Officer

Kevin McMichael                                        --                6,667
Former Executive              15,938(6)                --                   --
Vice President (7)

--------------

(1) Salary and bonus compensation excludes amounts deferred by Messrs. Reeves and Mayell pursuant to a deferred compensation plan (the "DCP"), which have been reported in the Restricted Stock Award Column. The DCP was approved by the Board of Directors in 1996 as a method to preserve company liquidity and further align the executive officers' interests with those of the Company's shareholders. No actual shares of Common Stock are issued and the officer has no rights with respect to any shares unless and until there is a distribution. Distributions cannot be made until the death, retirement or termination of employment of the officer. Until distribution, the value of such stock rights are subject to the general credit of the Company and the market value of the Company's Common Stock. Pursuant to the DCP, the Company also granted to each officer an equal matching deferral, which is subject to a one-year vesting and is included in the Restricted Stock Award Column. Under the terms of the grants, the employee and matching deferrals are allocated to a Common Stock account in which units are credited to the accounts of the officer based on the number of shares that could be purchased at the market price of the Common Stock at June 28, 1996 ($9.00 per share), for the deferrals of 1996; at December 31, 1996 ($17.00 per share), for the deferrals of 1997; at December 31, 1997 ($9 9/16 per share), for the deferrals during the first half of 1998; and at June 30, 1998 ($7 1/16 per share), for the deferrals during the second half of 1998). Pursuant to the DCP, Messrs. Reeves and Mayell each elected to defer $180,000, $400,000 and $374,400 of their compensation for 1996, 1997 and 1998, respectively. As of December 31, 1998, each of Messrs. Reeves and Mayell had rights to 178,886 shares (including matching deferrals) with a total value (including matching deferrals) as of December 31, 1998 of $570,199. An amount equal to the dividends, if any, that would otherwise been paid with respect to such shares had they actually been issued will be credited to the respective Common Stock accounts as well.

(2) Bonus amounts in 1998 include $16,853, $22,602, and $25,279 paid to each of Messrs. Gessinger, DeLano and McMichael pursuant to the Company's well bonus plans. See page 18 for a discussion of the well bonus plans.

(3) In connection with the execution of certain employment agreements, the Company adopted in 1994 a program under which net profit interests are granted to certain key employees of the Company in prospects and wells in which the Company is pursuing and drilling. In general, the net profit interests is 2.00% of any well and are subject to proportional reduction to the Company's interests. Pursuant to these arrangements, during 1997 and 1998, net profit interests of 2% were granted to each of Messrs. Reeves and Mayell of the Company in various prospects acquired by the Company in 1997 and 1998. Although such grants were intended to provide long-term incentive for the executive officer or employee by aligning his or her interests with those of the Company in its drilling efforts, such grants are not subject to vesting, the continued employment of the individual with the Company or other conditions. Accordingly, such grants are considered part of the Company's annual compensation package and not compensation under a long-term incentive plan. Each grant of a net profits interest is reflected in this table at a value based on a third party appraisal of the interest granted or the Company's current estimate of value for those prospects for which a third party appraisal has not yet been completed.

(4)    Company contributions to its 401(k) plan.

(5)    Mr. Gessinger began employment with the Company in November 1997.

(6) Reflects restricted stock grants pursuant to such employee's employment agreement. All 5,000 shares granted to Mr. McMichael are fully vested. Mr. Gessinger is fully vested in 5,000 shares, with the remaining 13,215 vesting over the following three years. At December 31, 1998, the value of such restricted stock grants were $58,379 and $15,938 for each of Messrs. Gessinger and McMichael, respectively.

(7) Mr. McMichael began employment with the Company in November 1997. Mr. McMichael resigned as an officer and employee of the Company in November 1998.


      The following table sets forth those options granted to the Named Executive Officers during 1998. None of these options were "in-the-money" as of December 31, 1998. All options are subject to vesting requirements.


                          OPTION GRANTS IN FISCAL 1998


                                                  Individual Grants
                               -------------------------------------------------------
                                                 % of Total                               Potential Realizable Value at
                                 Number of        Options                                 Assumed Annual Rates of Stock
                                   Shares        Granted to                               Price Appreciation for Option
                                 Underlying      Employees     Exercise                                Term
                                  Options            in          Price      Expiration    ------------------------------
            Name                  Granted       Fiscal Year    ($/share)       Date          5% ($)           10% ($)
----------------------------   --------------   ------------   ---------    ----------    --------------   -------------

Joseph A. Reeves, Jr.            1,500,000               46%      $3 3/8     8/26/08        $8,246,279       $13,130,821

Michael J. Mayell                1,500,000               46%      $3 3/8     8/26/08         8,246,279        13,130,821

Richard Gessinger                    4,000                *       $3 3/8     8/26/08            21,990            35,016

Lloyd V. DeLano                     25,000                *

Kevin J. McMichael                      --               --           --          --                --                --

--------------

      * Less than 1%.

      The following table summarizes the number and value of options exercised by the Named Executive Officers during 1998, as well as the number and value of unexercised options owned by the Named Executive Officers as of December 31, 1998. None of the options summarized in this table were "in-the-money" as of December 31, 1998.



                 AGGREGATE OPTION EXERCISES IN FISCAL YEAR 1998
                       AND DECEMBER 31, 1998 OPTION VALUE


                                                                          Number of              Value of Unexercised
                                                                         Unexercised                 In-the-Money
                                                                          Options at                  Options at
                                   Shares                                December 31,                December 31,
                                  Acquired           Value                 1998(#)                      1998($)
                                     on             Realized             Exercisable/                Exercisable/
           Name                 Exercise(#)           ($)             Unexercisable (1)              Unexercisable
--------------------------      -----------         --------          -----------------              -------------

Joseph A. Reeves, Jr. (1)           --                --              281,000/1,500,000                   0/0

Michael J. Mayell (1)               --                --              281,000/1,500,000                   0/0

P. Richard Gessinger                --                --               26,000/4,000                       0/0

Lloyd V. DeLano                     --                --               61,250/18,750                      0/0

Kevin J. McMichael                  --                --                     --                           0/0

--------------------------------

(1) Excludes (i) the warrants (the "General Partner Warrants") granted to each of Messrs. Reeves and Mayell in October 1990 in connection with the Company's formation and (ii) warrants ("Executive Officer Warrants") issued in prior years to Messrs. Reeves and Mayell in connection with the surrender of certain "class B warrants" to the Company. The value of these warrants at December 31, 1998, based on the difference between the market price of the Common Stock at December 31, 1998 and the exercise price of the respective warrants, was $1,386,248 for each of Messrs. Reeves and Mayell.

OTHER

         In August 1998, the Board of Directors, with Messrs. Reeves and Mayell abstaining, approved a bonus program pursuant to which the Company would pay Messrs. Reeves and Mayell each $300,000 on each of January 1, 1999, January 1, 2000 and January 1, 2001, provided such individuals remain employed by the Company on such dates. The Board of Directors believes that these bonus payments further insures their continued employment with the Company for at least the next three years and rewards them for their efforts that were instrumental to the future prospects of the Company.

EMPLOYMENT AGREEMENTS

         The Company has entered into an employment agreement ("Employment Agreement") with each of Messrs. Reeves and Mayell. Each Employment Agreement is for a term of three years, renewable annually for a term to extend three years from such renewal date. Each Employment Agreement provides for compensation in a minimum amount of $289,800 per annum, to be reviewed at least annually for possible increases, and annual bonuses and other perquisites in accordance with Company policy. If either of Messrs.

Reeves or Mayell terminates his employment for "Good Reason" (as defined below), or is terminated by the Company for other than "Good Cause" (as defined below), such individual would receive a cash lump sum payment equal to the sum of (i) the base salary for the remainder of the employment period under the Employment Agreement, (ii) an amount equal to the last annual bonus paid to him, (iii) two times the sum of his annual base salary and last bonus, (iv) all compensation previously deferred and any accrued interest thereon, (v) a lump-sum retirement benefit equal to the actuarial equivalent of the benefits lost by virtue of the early termination of the employee and (vi) continuation of benefits under the Company's benefit plans. If either of Messrs. Reeves or Mayell dies or is terminated by the Company for Good Cause, such individual or such individual's estate, as applicable, would receive all payments then due him under the Employment Agreement through the date of termination, including a prorated annual bonus and any compensation previously deferred. Each of Messrs. Reeves and Mayell also is entitled under his Employment Agreement to certain gross-up payments if an excise tax is imposed pursuant to Section 4999 of the Code, which imposes an excise tax on certain severance payments in excess of three times an annualized compensation amount following certain changes in control.

         The term "Good Reason" is defined in each Employment Agreement, with respect to each of Messrs. Reeves and Mayell, generally to mean (i) a change in the nature or scope of the duties or responsibilities of such individual, unless remedied by the Company; (ii) any failure by the Company to pay any form of compensation stated in each Employment Agreement, unless remedied by the Company; (iii) requiring such individual to be based at any office or location 30 miles or more from the current location of the Company, other than travel reasonably required in the performance of such individual's responsibilities;
(iv) any purported termination by the Company of such individual's employment other than due to death or for Good Cause; or (v) any failure of the Company to require a successor of the Company to assume the terms of the Employment Agreement. The term "Good Cause" is defined in each Employment Agreement generally to mean (i) such individual has been convicted of a felony that is no longer subject to direct appeal; (ii) such individual has been adjudicated to be mentally incompetent so as to affect his ability to serve the Company that is no longer subject to direct appeal or (iii) such individual has been found guilty of fraud or willful misfeasance so as to materially damage the Company that is no longer subject to direct appeal.

         Mr. P. Richard Gessinger has entered into an employment agreement with the Company under which he is given the title Chief Financial Officer and Executive Vice President of the Company. Mr. Gessinger's employment agreement provides that he will receive a monthly salary of $16,666.67 and an annual bonus at the discretion of the Company's Board of Directors. If Mr. Gessinger is terminated, depending on the circumstances, he may be entitled to a payment equal to twelve times his monthly salary. If a change in control of the Company occurs, he may be entitled to receive his monthly salary for twelve months after such event.

         Mr. Lloyd V. DeLano has entered into an Employment Agreement with the Company under which he is given the title Vice President of the Company. The Employment Agreement provides that Mr. DeLano will receive a monthly salary of $12,445.84 and an annual bonus in the amount determined in the discretion of the Company's Board of Directors. If Mr. DeLano is terminated, he may, depending on the circumstances, be entitled to receive a payment equal to six times his monthly salary. Also, if a change in control of the Company occurs, he may be entitled to receive his monthly salary for eighteen months after such event.

THE INCENTIVE PLANS

         The Incentive Plans authorize the Board of Directors or a Committee of the Board of Directors to issue stock options, stock appreciation rights, restricted stock and performance awards. The aggregate number of shares of Common Stock that currently may be issued under the Incentive Plans is 4,549,043, which represents approximately 10% of the total outstanding number of shares of Common Stock. This number may change in order to maintain that number at 10% of the total outstanding number of shares of Common Stock. If the proposed amendment to the 1997 Plan is approved, approximately an additional 1.2 million shares will become available for grant under the Incentive Plans. There are currently 4,498,300 shares allocated to outstanding options or existing or future stock rights under deferred compensation arrangements under the Incentive Plans. Therefore, there are only approximately 50,743 shares available for grant of additional options or stock-based compensation. As of December 31, 1998, none of the stock options granted under the Incentive Plans were "in-the-money".

WELL BONUS PLANS AND NPI RIGHTS

         During 1998, the Company implemented a new net profits program that was adopted effective as of November 1997. All employees participate in this program. Pursuant to this program, the Company adopted three separate well bonus plans: (i) The Meridian Resource Corporation Geoscientist Well Bonus Plan (the "Geoscientist Plan"); (ii) The Meridian Resource Corporation TMR Employees Trust Well Bonus Plan (the "Trust Plan") and (iii) The Meridian Resource Corporation Management Well Bonus Plan (the "Management Plan", and with the Management Plan and the Geoscientist Plan, the "Well Bonus Plans"). The Executive Committee of the Board of Directors, which is comprised of Messrs. Reeves and Mayell, administers each of the Well Bonus Plans. The participants in each of the Well Bonus Plans are designated by the Executive Committee in its sole discretion. Participants in the Management Plan are limited to executive offices of the Company and other key management personnel designated by the Executive Committee. Neither Messrs. Reeves or Mayell will participate in the Management Plan, except with respect to a small number of wells and prospects not covered by their original net profit grants described below. The participants in the Trust Plan generally will be all employees of the Company that do not participate in one of the other Well Bonus Plans.

         Pursuant to the Well Bonus Plans, the Executive Committee designates, in its sole discretion, the individuals and wells that will participate in each of the Well Bonus Plans. The Executive Committee also determines the percentage bonus that will be paid under each well and the individuals that will participate thereunder. The Well Bonus Plans cover all properties on which the Company expends funds during each participant's employment with the Company, with the percentage bonus generally ranging from less than .1% to .5%, depending on the level of the employee. It is intended that these well bonuses function similar to an actual net profit interests, except that the employee will not have a real property interest and his or her rights to such bonuses will be subject to a one-year vesting period, except for grants in 1998 for which all employees were deemed vested, and will be subject to the general credit of the Company. Payments under vested bonus rights will continue to be made after an employee leaves the employment of the Company. The Company has the option to make payments in whole, or in part, utilizing shares of Common Stock. The determination whether to pay cash or issue Common Stock will be based upon a variety of factors, including the Company's current liquidity position and the fair market value of the Common Stock at the time of issuance.

         In connection with the execution of their employment contracts in 1994, both Messrs. Reeves and Mayell were granted a 2% net profit interest in the oil and natural gas production from the Company's properties to the extent the Company acquires a mineral interest therein. The net profits interest for Messrs. Reeves and Mayell applies to all properties on which the Company expends funds during their employment with the Company. The net profit interests represent real property rights that are not subject to vesting or continued employment with the Company. Messrs. Reeves and Mayell will not participate in the Well Bonus Plans for any particular property to the extent the original net profit interest grants covers such property.

EXECUTIVE OFFICERS

         The following table provides information with respect to the executive officers of the Company. Each executive officer has been elected to serve until his or her successor is duly appointed or elected by the Board of Directors or his or her earlier removal or resignation from office.


                                                                                                        YEAR FIRST
                                                                                                          ELECTED
   NAME OF OFFICER                               POSITION WITH THE COMPANY                   AGE        AS OFFICER
   ---------------                               -------------------------                   ---        ----------

Joseph A. Reeves, Jr.                         Chairman of the Board and Chief                 52            1990
                                                     Executive Officer

Michael J. Mayell                                 Director and President                      52            1990

P. Richard Gessinger                             Executive Vice President                     51            1997
                                                and Chief Financial Officer

Lloyd V. DeLano                                       Vice President                          48            1993
                                               and Chief Accounting Officer

----------------------------------

         For additional information regarding Messrs. Reeves and Mayell, see "Directors", above.

         P. Richard Gessinger joined the Company as Executive Vice President and Chief Financial Officer in 1997. Prior to assuming such position with the Company, Mr. Gessinger gained an extensive background in energy finance over the past 24 years as a commercial banker, investment banker and entrepreneur for such firms as Rauscher Pierce Refsnes, Inc., Bear Sterns & Co., Inc., Citicorp Investment Bank and Manufacturers Hanover Trust Company.

         Lloyd V. DeLano joined the Company in January 1992 performing contract work and became an employee of the Company in October of 1992. Mr. DeLano was named Vice President - Director of Accounting of The Meridian Resource & Exploration Company (a wholly-owned subsidiary of the Company) in April of 1993 and in June 1996 was named Vice President and Chief Accounting Officer of the Company. Mr. DeLano is a Certified Public Accountant with 25 years of oil and natural gas experience.

         Other than Mr. Bond, who is Mr. Mayell's father-in-law, there are no family relationships among the officers and directors of the Company.

                            STOCK PERFORMANCE GRAPH

         The following performance graph compares the performance of the Common Stock to the American Stock Exchange Market Index and the American Stock Exchange Natural Resources Industry Index from December 31, 1993 through December 31, 1998. The graph assumes that the value of the investment in the Common Stock and each index was $100 at December 31, 1993, and that all dividends were reinvested.










             [INSERT LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]












December 31,                           1993            1994              1995             1996            1997          1998
                                       ----            ----              ----             ----            ----          ----

The Company                            100              118               165              208             116             39
NYSE Market Index                      100               98               127              153             202            240
Peer Group Index                       100               94               122              154             156            141

Assumes: $100 invested on December 31, 1993 all, dividends reinvested and fiscal year ending December 31. The Company's Peer Group is comprised of Anadarko Petroleum Corporation, Apache Corporation, Burlington Resources Inc., Chesapeake Energy Corporation, Consolidated Natural Gas Company, EEX Corporation, Enron Corp., Noble Affiliates, Inc., Oryx Energy Company, Pogo Producing Company, Questar Corporation, Seagull Energy Corporation, SONAT Inc., Union Pacific Resources Group Inc. and The Williams Company Inc.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information, as of April 30, 1999, with respect to the beneficial ownership of Common Stock by (a) each director, (b) each Named Executive Officer, (c) each shareholder known by the Company to be the beneficial owner of more than 5% of the Common Stock and (d) all officers and directors of the Company as a group.


                                                                              Number of Shares
                        Name                                               Beneficially Owned (1)        Percent
-----------------------------------------------------                      ----------------------        -------
Joseph A. Reeves, Jr.(2).............................                             1,994,109                4.2%

Michael J. Mayell(3).................................                             1,897,093                4.0

P. Richard Gessinger(4)..............................                                42,938                  *

Kevin McMichael......................................                                 5,000                  *

Lloyd V. DeLano(5)...................................                                67,211                  *

James T. Bond(6).....................................                                26,000                  *

E. L. Henry(7).......................................                                    --

Joe E. Kares(8)......................................                                40,000                  *

Gary A. Messersmith(9)...............................                                15,200                  *

Jack A. Prizzi(10)...................................                                50,000                  *

All executive officers and directors as a group
(9 persons) (2), (3), (4), (5), (6), (7), (8), (9),                               4,137,531                8.4
(10).................................................

Shell Oil Company(11)................................                            24,919,458               42.5

Phemus Corporation (12)..............................                             2,785,860                6.1

KAIM Non-Traditional LP (13).........................                             3,309,527                7.2

CharlesBank Capital Partners(14)                                                  1,785,860                8.3

-------------------------------

* Less than one percent.

1. Shares of Common Stock which are not outstanding but which can be acquired by a person upon exercise of an option or warrant within sixty days are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person.

2. Includes 464,016 shares, 714,000 shares, and 281,000 shares of Common Stock that Mr. Reeves has the right to acquire upon the exercise of the General Partner Warrant, Executive Warrants, and stock options under the Company's stock option plans, respectively. Also includes 156,016 vested shares underlying deferred compensation arrangements. Excludes 22,870 unvested shares under deferred compensation arrangements and 1,500,000 shares underlying options not exercisable within 60 days. Mr. Reeves' business address is 15995 N. Barkers Landing, Suite 300, Houston, Texas 77079.

3. Includes 464,016 shares, 714,000 shares, and 281,000 shares of Common Stock that Mr. Mayell has the right to acquire upon the exercise of the General Partner Warrant, Executive Warrants, and stock options under the Company's stock option plans, respectively. Also includes 156,016 vested shares underlying deferred compensation arrangements. Excludes 22,870 unvested shares under deferred compensation arrangements and 1,500,000 shares underlying options not exercisable within 60 days. Mr. Mayell's business address is 15995 N. Barkers Landing, Suite 300, Houston, Texas 77079.

4. Includes 26,000 shares of Common Stock that Mr. Gessenger has the right to acquire upon the exercise of stock options. Excludes 3,000 shares underling options not exercisable within 60 days.

5. Includes 61,250 shares of Common Stock that Mr. DeLano has the right to acquire upon the exercise of stock options. Excludes 18,750 shares underling options not exercisable within 60 days.

6. Includes 15,000 shares of Common Stock that Mr. Bond has the right to acquire upon the exercise of stock options. Excludes 15,000 shares underling options not exercisable within 60 days.

7. Excludes 30,000 shares underlying options that are not exercisable within 60 days.

8. Includes 40,000 shares of Common Stock that Mr. Kares has the right to acquire upon the exercise of stock options. Excludes 15,000 shares underling options not exercisable within 60 days.

9. Includes 15,000 shares of Common Stock that Mr. Messersmith has the right to acquire upon the exercise of stock options. Excludes 30,000 shares underling options not exercisable within 60 days.

10. Includes 47,500 shares of Common Stock that Mr. Prizzi has the right to acquire upon the exercise of stock options. Excludes 7,500 shares underling options not exercisable within 60 days.

11. Based solely upon a Schedule 13D filed with the Securities and Exchange Commission. Shell Oil Company controls Shell Louisiana Onshore Properties Inc. ("SLOPI"), which is the record holder of 12,082,030 shares of Common Stock and preferred stock that is convertible into 12,837,428 shares of Common Stock. Shell Oil Company's business address is One Shell Plaza, Houston, Texas 77002. SLOPI's business address is P.O. Box 7986, Newark, Delaware. Includes 12,082,030 shares of Common Stock as well as 12,837,428 shares of Common Stock issuable upon conversion of the Preferred Stock.

12. Based solely upon a Schedule 13G filed with the Securities and Exchange Commission. The business address of Phemus Corporation is 600 Atlantic Avenue, Boston, Massachusetts 02210-2203. Includes 20,000 shares underlying stock options exercisable within 60 days.

13. The business address of KAIM Non-Traditional, L.P., is 1800 Avenue of the Stars, 2nd Floor, Los Angeles, California 90067.

14. Based solely upon a Schedule 13G filed with the Securities and Exchange Commission. The business address of CharlesBank Capital Partners is 600 Atlantic Avenue, 26th floor, Boston, MA 02210

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SHELL TRANSACTION

         On June 30, 1998, the Company acquired all of Shell's onshore oil and gas property interests located in south Louisiana pursuant to two separate transactions (the "Shell Transactions"). The Shell Transactions were consummated pursuant to a merger (the "LOPI Transaction") between a wholly-owned subsidiary of the Company and Louisiana Onshore Properties Inc. ("LOPI"), an indirect wholly-owned subsidiary of Shell Oil Company, and a separate cash purchase of oil and gas properties (the "SWEPI Acquisition" and with the LOPI Transaction, the "Shell Transactions") from Shell Western E&P Inc., an indirect wholly-owned subsidiary of Shell Oil Company ("SWEPI"). The LOPI Transaction was consummated pursuant to the terms and conditions of an Agreement and Plan of Merger dated March 27, 1998 (the "LOPI Agreement"), between the Company, a wholly-owned subsidiary of the Company, LOPI and SLOPI. Pursuant to the terms of the LOPI Agreement, upon consummation of the merger, the Company issued to SLOPI 12,082,030 shares of Common Stock and 3,982,906 shares of Preferred Stock that are convertible into a total of 12,837,428 shares of Common Stock. In light of the large ownership position that was issued to SLOPI in the LOPI Transaction and in recognition of both the Company's and SLOPI's desire that the Company function as an independent oil and gas company, SLOPI and the Company entered into certain arrangements that define and limit SLOPI's and the Company's respective rights and obligations. These arrangements between the parties are defined in the Stock Rights and Restrictions Agreement, the Certificate of Designation and a Registration Rights Agreement dated June 30, 1998 (the "Registration Rights Agreement"), between the Company and SLOPI, which are summarized below.

         The SWEPI Acquisition was consummated pursuant to the terms and conditions of a Purchase and Sale Agreement dated effective as of October 1, 1997, between a subsidiary of the Company and SWEPI. The Company paid $42.5 million in cash for the oil and gas property interests acquired in the SWEPI Acquisition, which is subject to adjustment based upon production and expenses after October 1, 1997.

         Stock Rights and Restrictions Agreement

         The Stock Rights and Restrictions Agreement contains terms and provisions that limit SLOPI's and its affiliates' control of the Company while protecting their interests in the context of certain extraordinary transactions by (i) allowing SLOPI to maintain representation on the Company's Board of Directors, (ii) restricting SLOPI's and its affiliates' ability to propose or effect certain business combinations with the Company, (iii) restricting the ability of SLOPI and its affiliates to sell certain portions of their shares of Common Stock and Preferred Stock, subject to certain exceptions designed to permit them to sell such shares over time and to sell such shares in the event of certain business combinations involving the Company, (iv) limiting SLOPI's and its affiliates' discretionary voting rights to 23% of the total voting shares, except with respect to certain extraordinary events and in situations in which the average per share market value of the Common Stock has been less than $5.50 per share or the Company is in material breach of its obligations under the agreements governing the LOPI Transaction, (v) permitting SLOPI and its affiliates to purchase additional securities of the Company in order to maintain a 21% beneficial ownership interest of the Common Stock if the Company proposes to issue additional shares of Common Stock or securities convertible into Common Stock, (vi) restricting SLOPI's and its affiliates' ability to purchase additional shares of Common Stock and (vii) allowing SLOPI and its affiliates to receive additional shares of Common Stock or cash in the event they sell shares of Common Stock received upon conversion of the Preferred Stock for less than the conversion price in effect on the date of conversion of such Preferred Stock.

         Directors. The Stock Rights and Restrictions Agreement and the Certificate of Designation together provide that SLOPI may elect at least one member of the Company's Board of Directors and additional members in the event the number of Board seats is increased to ten or more so that SLOPI is able to nominate that number of directors that equals the product (rounded downward to the nearest whole number, but in no event less than one) of the total number of directors following such election multiplied by 20%. So long as there is at least one director elected by the holders of Preferred Stock serving on the Company's Board of Directors, at least one director elected by the holders of Preferred Stock is required to be a member of the Company's audit committee.

         Business Transactions. Subject to certain limited exceptions, the Stock Rights and Restrictions Agreement prohibits SLOPI and its affiliates from engaging or proposing to engage in any business combination transaction with the Company unless such proposal is made after June 30, 2001, and on the date such transaction is proposed, there is no Preferred Director or director nominated by SLOPI and its affiliates serving on the Board of Directors.

         Transfer Restrictions. The Stock Rights and Restrictions Agreement generally prohibits SLOPI and its affiliates from selling or otherwise transferring the shares of Common Stock and Preferred Stock owned by them; provided, however, beginning on June 30, 2000, they may sell an incremental 25% of the Common Stock issued in the LOPI Transaction or upon conversion of the Preferred Stock until June 30, 2003, at which time, they may sell 100% of such shares of Common Stock. In addition, beginning on June 30, 2001, SLOPI and its affiliates may sell or transfer an incremental one-third of the shares of Preferred Stock issued in the LOPI Transaction until June 30, 2003, at which time they may sell or transfer 100% of such Preferred Stock. SLOPI and its affiliates, however, may sell their shares of Common Stock and Preferred Stock owned by them at any time in connection with a tender offer for the Common Stock, subject to a right of first refusal by the Company to purchase such shares at 105% of the tender offer price.

         Limitation on Purchase of Common Stock. Subject to certain limited exceptions, the Stock Rights and Restrictions Agreement prohibits SLOPI and its affiliates from purchasing or acquiring any additional shares of Common Stock (except upon conversion of the Preferred Stock or future share issuances required by the LOPI Agreement or Stock Rights and Restrictions Agreement) until June 30, 2001.

         Voting Rights. The Stock Rights and Restriction Agreement provides that SLOPI and its affiliates shall be entitled to vote, in their complete discretion and on all matters, such number of its shares of Voting Stock that constitute up to 23% of the then outstanding shares of Voting Stock eligible to be cast for such matter. SLOPI and its affiliates will be required to vote any shares of Voting Stock that are in excess (the "Excess Shares") of 23% of the then outstanding shares of voting stock with the votes of all shares other than the Excess Shares that are actually voted for, against or abstain from voting on the matter. SLOPI's and its affiliates' voting rights will not be limited and they will have discretionary voting rights with respect to all Voting Shares owned by them in the event (i) the matter to be voted on involves certain business combination transactions, (i) the matter to be voted on involves a change of control of the Company or (iii) on the date the matter is voting on the average per share market value for the Common Stock is less than $5.50 per share. Currently, the average per share market value of the Common Stock is near $5.50 per share; therefore, whether SLOPI's discretionary voting rights at the Meeting will be limited cannot be determined at this time.

         Shell Purchase Rights. The Stock Rights and Restrictions Agreement provides that, if SLOPI and its affiliates beneficially own shares of Common Stock that after consummation of a proposed transaction by the Company would represent less than 21% of the outstanding shares of Common Stock, the Company shall provide SLOPI and its affiliates the right to purchase shares of Common Stock (or securities exchangeable into

Common Stock) such that, following SLOPI's purchase and the consummation of the contemplated transaction, SLOPI and its affiliates would beneficially own 21% of the Common Stock.

         Company Support of Certain Stock Sales. The Stock Rights and Restrictions Agreement provides that if the proceeds received by SLOPI and its affiliates on the sale of Common Stock issued upon conversion of the Preferred Stock is less than approximately $10.52 per share, the Company shall pay in cash an amount equal to, or issue additional shares of Common Stock to SLOPI and its affiliates equal in amount to, the difference between the proceeds received on the sale of such Common Stock and $10.52 per share.

         Certificate of Designation

         The terms of the Preferred Stock are set forth in the Certificate of Designation. The Preferred Stock has an aggregate stated value of $135 million and ranks prior to the Common Stock as to distribution of assets and payment of dividends. The Preferred Stock is entitled to receive, when and as declared by the Board of Directors, a cash dividend at the rate of 4% per annum on the stated value per share; provided, however, dividends shall cease to accrue on an incremental one-third of the shares of Preferred Stock on the third, fourth and fifth anniversaries of the LOPI Transaction so that no dividends will accrue on any shares of Preferred Stock after June 30, 2003. Each share of Preferred Stock is entitled to one vote on matters submitted to the Company's shareholders for their approval. Until the earlier of (i) the termination of the Stock Rights and Restrictions Agreement and (ii) SLOPI and its affiliates beneficially own less than 21% of the outstanding Common Stock, the holders of the Preferred Stock may elect at least one member of the Company's Board of Directors and additional members in the event the number of Board seats is increased to ten or more so that SLOPI is able to nominate that number of directors (each a "Preferred Director") that equals the product (rounded downward to the nearest whole number, but in no event less than one) of the total number of directors following such election multiplied by 20%. The Preferred Stock may be converted into Common Stock at any time by the holder thereof. In addition, on or after June 30, 2001, the Closing Date, the Preferred Stock will automatically convert into Common Stock in the event the mean Per Share Market Value (as defined in the Certificate of Designation) exceeds 150% of the conversion price (approximately $10.52 per share) for 75 consecutive trading days.

         Registration Rights Agreement

         The shares of Common Stock issued in the LOPI Transaction and the shares of Common Stock that will be issued upon conversion of the Preferred Stock are restricted stock and are not freely transferable and tradable. Therefore, the Company and SLOPI entered into the Registration Rights Agreement to facilitate the sale or transfer of the shares of Common Stock owned by SLOPI. SLOPI and its affiliates will have the right to require the Company to file a registration Statement with the Securities and Exchange Commission on ten separate occasions for the resale of all or a portion of the eligible Common Stock owned by SLOPI. However, the Company will not be obligated to file a requested registration Statement in the event that the aggregate number of shares of eligible Common Stock to be included in such requested registration is less than 2 1/2% of the issued and outstanding Common Stock or if the Company reasonably determines that the filing thereof at the time requested, or the offering of the eligible Common Stock pursuant thereto, would materially and adversely affect a pending or proposed offering of securities of the Company or other transaction or require premature disclosure of information not otherwise required to be disclosed to the potential detriment of the Company. In addition, if the Company at any time proposes to file a registration Statement relating to a public offering of Common Stock to be sold for cash that would permit the registration of eligible Common Stock held by SLOPI and its affiliates, SLOPI and its affiliates will be entitled to include all or a portion of the eligible Common Stock owned by them in such registration Statement and offering unless it is determined that the distribution of such stock would materially adversely affect the distribution of the securities being registered for sale by the Company, in which case SLOPI's participation in such registration will be reduced.

PARTICIPATION INTERESTS

         In the ordinary course of business, the Company offers participation in exploration prospects to industry partners. Terms of each participation vary depending on the risk and economic conditions existing in the oil and gas industry at the time of grant. In addition, in an effort to provide the Company's executive officers and key employees with additional incentive to identify and develop successful exploratory prospects for the Company, the Company has adopted a policy of offering to its principal executive officers and key employees responsible for the identification and development of prospects the right to participate in each of the prospects pursued by the Company. Such participation is required to be on the same terms and conditions as the Company and its outside partners and is currently limited in aggregate to an approximate 8% working interest in any prospect. The maximum percentage that either Messrs. Reeves and Mayell may elect to participate in any prospect is a 3.5% working interest. Since 1994, each of Messrs. Reeves and Mayell have participated in every prospect that the Company has drilled on a 1.5% working interest basis (other than the Chocolate Bayou Field in which they had a 3.5% interest and certain prospects completed prior to 1994, in which Messrs. Reeves and Mayell have working interests of up to 2.5%) and upon the same terms and conditions as other third party working interest owners.

         During 1998, both Messrs. Reeves and Mayell, either personally or through wholly-owned or affiliated corporations, participated as working interest owners in properties of the Company. Under the terms of the operating and other agreements relating to the Company's wells and prospects, the Company, as operator, incurs various expenses relating to the prospect or well that are then billed to the working interest owner. During 1998, each of TODD (a company owned by Mr. Reeves) and Sydson (a company owned by Mr. Mayell) were indebted to the Company for certain expenses paid by the Company in respect of their working interest in various prospects and wells in which the Company acted as operator.

         TODD and Sydson collectively invested approximately $2,126,000 for the year ended December 31, 1998, in oil and natural gas drilling activities for which the Company was the operator. Collective amounts due from such entities for such activities were approximately $4,450,000 as of December 31, 1998, which have been netted by amounts owed to them from the Company. The Company executed note agreements with TODD and Sydson dated December 31, 1997, for $1,510,699 each related to certain amounts due, which matured on December 30, 1998, and accrue interest at variable market rates. Such notes currently remain outstanding.

OTHER

         Joe E. Kares, a member of the Executive Compensation Committee, is a partner in the public accounting firm of Kares & Cihlar, which provided the Company and its affiliates with accounting services for the years ended December 31, 1998, 1997 and 1996 and received fees of approximately $57,000, $27,000 and $56,000, respectively. These fees exceeded 5% of the gross revenues of Kares & Cihlar for 1996. The Company believes that these fees were equivalent to the fees that would have been paid to similar firms providing its services in arm's length transactions.

         Mr. Messersmith is a partner in the law firm of Fouts & Moore, L.L.P., in Houston, Texas, which periodically provides legal services for the Company. In addition, the Company has Mr. Messersmith on personal retainer of $8,333.33 per month relating to services provided to the Company personally by Mr.

Messersmith. Mr. Messersmith also participates in the Well Bonus Plans pursuant to which he was paid $22,600 during 1998.


               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who beneficially own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by the regulations promulgated under Section 16(a) to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period from January 1, 1998, through December 31, 1998, all filing requirements applicable to officers, directors and greater than ten-percent shareholders were complied with, except that Mr. Kares was late in reporting the exercise of a stock option to purchase 15,000 shares of Common Stock and Mr. Prizzi was late in reporting the exercise of a stock option to purchase 15,000 shares of Common Stock and the sale of 3,160 shares of Common Stock. In addition, Mr. Henry reported his appointment to the Board of Directors on Form 5 rather than Form 3.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

         Ernst & Young LLP served as the Company's principal independent accountants for the fiscal year ended December 31, 1998, and has been recommended by the Audit Committee to so serve for the current year. A representative of Ernst & Young LLP will attend the Meeting with the opportunity to make a Statement if he or she desires to do so and to respond to appropriate questions.


                                 OTHER BUSINESS

         Management does not intend to bring any business before the Meeting other than the matters referred to in the accompanying notice and at this date has not been informed of any matters that may be presented to the Meeting by others. If, however, any other matters properly come before the Meeting, it is intended that the persons named in the accompanying proxy will vote, pursuant to the proxy, in accordance with their best judgment on such matters.

                             SHAREHOLDER PROPOSALS

         Any proposal by a shareholder to be presented at the Company's 2000 Annual Meeting of Shareholders (the "2000 Annual Meeting") must be received by the Company no later than February 8, 2000, in order to be eligible for inclusion in the Company's Proxy Statement and proxy used in connection with the 2000 Annual Meeting. In addition, the Company's bylaws provide that in order for business to be properly brought before such meeting, such business must be (i) specified in the notice of the 2000 Annual Meeting (or any supplement thereto) given by or at the direction of the Board of Directors,
(ii) otherwise properly brought before the 2000 Annual Meeting by or at the direction of the Board of Directors or (iii) otherwise properly brought before the meeting by a shareholder who (A) is a shareholder of record on the date of the giving of the notice provided for below and on the record date for the determination of shareholders entitled to vote at the 2000 Annual Meeting and
(B) gives timely notice of such business in writing to the Secretary of the Company. For purposes of the preceding sentence, to be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Company no earlier than February 8, 2000 and no later than March 9, 2000; provided, however, that in the event that the 2000 Annual Meeting is called for date that is not within 30 days of June 7, 2000, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the 2000 Annual Meeting was mailed or public disclosure of the 2000 Annual Meeting date was made, whichever occurs first. A shareholder's notice to the Secretary of the Company shall set forth (i) a brief description of the each matter desired to be brought before the 2000 Annual Meeting and the reasons for conducting such business at the 2000 Annual Meeting, (ii) the name and record address of the shareholder proposing such business, (iii) the class and number of shares of the Company that are beneficially owned by the shareholder, (iv) any material interest of the shareholder in such business and (v) a representation that such shareholder intends to appear in person or by proxy at the 2000 Annual Meeting to bring such business before such meeting.


                                    By order of the Company's Board of Directors






                                    Joseph A. Reeves, Jr.
                                    Chairman of the Board and
                                    Chief Executive Officer

May 7, 1999

                       THE MERIDIAN RESOURCE CORPORATION

                                     PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         The undersigned shareholder of The Meridian Resource Corporation, a Texas corporation (the "Company"), hereby constitutes and appoints Joseph A. Reeves, Jr. and Michael J. Mayell, and each of them, his true and lawful agents and proxies, as proxies, with full power of substitution in each, to vote, as designated on the reverse side, all shares of Common Stock, $.01 par value, of the Company which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held June 7, 1999 and at any adjournment(s) thereof, on the following matters more particularly described in the Proxy Statement dated May 7, 1999.

                         (To Be Signed on REVERSE SIDE)


-------------------------------------------------------------------------------


  [X]      Please mark your
           votes as in this
           example

                                        WITHHOLD
                         FOR the   authority to vote
                        following   for the nominee
                         nominees     named herein
1.   Election of                                      Nominees: Joseph A. Reeves  4. In their discretion the proxies are authorized
     Class III            [ ]             [ ]             Michael J. Mayell          to vote upon such other business as may
     Directors                                        Messersmith                    properly come before the meeting.

                        For            Against         Abstain

                        [ ]              [ ]              [ ]

2.   Amendment to the                                                                Receipt is hereby acknowledged of the Notice
     1997 Long- Term                                                                 of Annual Meeting of Shareholders and Proxy
     Incentive Plan                                                                  Statement, each dated May 7, 1999, and the
                                                                                     Annual Report to Shareholders of the Company
                                                                                     for the year ended December 31, 1998.
                        For            Against         Abstain

                        [ ]              [ ]              [ ]

3.   Amendment to the                                                                Please mark, sign, date and return this proxy
     Non-Employee                                                                    card promptly using the enclosed envelope.
     Director Stock
     Option Plan




SIGNATURE(S)                                     DATE                   , 1999
            -------------------------------          -------------------

Note: Please sign your name exactly as name appears hereon. Co-fiduciaries and joint owners must each sign. When signing as attorney, executor, administrator, trustee of guardian, please give full title as such. If a corporation, please sign in the full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by authorized person.

                       THE MERIDIAN RESOURCE CORPORATION

                    SHELL LOUISIANA ONSHORE PROPERTIES INC.
                               COMMON STOCK PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned shareholder of The Meridian Resource Corporation, a Texas corporation (the "Company"), hereby constitutes and appoints Joseph A. Reeves, Jr. and Michael J. Mayell, and each of them, its true and lawful agents and proxies, as proxies, with full power of substitution in each, to vote, all shares of Common Stock, $.01 par value, of the Company which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held June 7, 1999 and at any adjournment(s) thereof, on the following matters more particularly described in the Proxy Statement dated May 7, 1999, as follows: (i) as designated below for shares of Common Stock for which the undersigned has discretionary voting rights as provided in Section 2.5 of the Stock Rights and Restrictions Agreement dated June 30, 1998 (the "Stock Rights and Restrictions Agreement") between the undersigned and the Company and (ii) as required by the terms of the Stock Rights and Restrictions Agreement for shares of Common Stock for which the undersigned does not have discretionary voting rights as provided in Section 2.5 of the Stock Rights and Restrictions Agreement.


 [X]       Please mark your
           votes as in this
           example


                                        WITHHOLD
                         FOR the   authority to vote
                        following   for the nominee
                         nominees     named herein

1.   Election of                                      Nominees: Joseph A. Reeves  4. In their discretion the proxies are authorized
     Class III            [ ]             [ ]             Michael J. Mayell          to vote upon such other business as may
     Directors                                        Messersmith                    properly come before the meeting.

                        For            Against         Abstain

                        [ ]              [ ]              [ ]

2.   Amendment to the                                                                Receipt is hereby acknowledged of the Notice
     1997 Long- Term                                                                 of Annual Meeting of Shareholders and Proxy
     Incentive Plan                                                                  Statement, each dated May 7, 1999, and the
                                                                                     Annual Report to Shareholders of the Company
                                                                                     for the year ended December 31, 1998.
                        For            Against         Abstain

                        [ ]              [ ]              [ ]

3.   Amendment to the                                                                Please mark, sign, date and return this proxy
     Non-Employee                                                                    card promptly using the enclosed envelope.
     Director Stock
     Option Plan

SHELL LOUISIANA ONSHORE PROPERTIES INC.



By
  -------------------------------------
Name:
  -------------------------------------
Title:                                       DATE                        , 1999
  -------------------------------------           ----------------------

Note: Please sign your name exactly as name appears hereon. Co-fiduciaries and joint owners must each sign. When signing as attorney, executor, administrator, trustee of guardian, please give full title as such. If a corporation, please sign in the full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by authorized person.

                       THE MERIDIAN RESOURCE CORPORATION

                    SHELL LOUISIANA ONSHORE PROPERTIES INC.
                             PREFERRED STOCK PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned holder of the Series A Cumulative Preferred Stock of The Meridian Resource Corporation, a Texas corporation (the "Company"), hereby constitutes and appoints Joseph A. Reeves, Jr. and Michael J. Mayell, and each of them, its true and lawful agents and proxies, as proxies, with full power of substitution in each, to vote, as designated below, all shares of Preferred Stock, $1.00 par value, of the Company which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held June 7, 1999 and at any adjournment(s) thereof, on the following matters more particularly described in the Proxy Statement dated May 7,1999.


 [X]       Please mark your
           votes as in this
           example

                                           WITHHOLD
                          FOR the     authority to vote
                         following      for the nominee
                         nominees        named herein
1. Election of                                        Nominees: Joseph A. Reeves  5. In their discretion the proxies are authorized
   Class III                [ ]               [ ]               Michael J. Mayell    to vote upon such other business as may
   Directors                                                                         properly come before the meeting.

                                                                                  Receipt is hereby acknowledged of the Notice of
                                           WITHHOLD                               Annual Meeting of Shareholders and Proxy
                          FOR the     authority to vote                           Statement, each dated May 7, 1999, and the Annual
                         following     for the nominee                            Report to Shareholders of the Company for the year
                         nominees        named herein                             ended December 31, 1998.

2. Election of                                        Nominees: Paul D. Ching     Please mark, sign, date and return this proxy card
   Preferred                [ ]               [ ]                                 promptly using the enclosed envelope.
   Director


                            For            Against         Abstain
3.   Amendment to the
     1997 Long-Term         [ ]               [ ]             [ ]
     Incentive Plan


                            For            Against         Abstain
3.   Amendment to the
     Non-Employee           [ ]               [ ]             [ ]
     Director Stock
     Option Plan



SHELL LOUISIANA ONSHORE PROPERTIES INC.


By
  -------------------------------------
Name:
  -------------------------------------
Title:                                       DATE                        , 1999
  -------------------------------------           ----------------------

Note: Please sign your name exactly as name appears hereon. Co-fiduciaries and joint owners must each sign. When signing as attorney, executor, administrator, trustee of guardian, please give full title as such. If a corporation, please sign in the full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by authorized person.